CREDIT FACILITATION AGREEMENT

This is an Agreement entered into in the City of Columbus, Franklin County, Ohio, by and among Walter J. Doyle, Trustee of the Walter J. Doyle Trust dated February 5, 1992, and Francine I. Jacobs, Trustee of the Revocable Trust Created by Julie E. Jacobs under Agreement dated November 25, 1999, both residents of the State of Ohio, hereinafter referred to collectively as the "Investors", and The Guitammer Company, an Ohio corporation, hereinafter referred to as the "Company".

Recitals

The Company designs and sells low frequency audio transducers, amplifiers and accessories. The Company is in need of a credit facility to primarily fund its inventory and accounts receivable. The Investors are willing to facilitate the establishment of a credit facility for the Company on the terms and conditions set forth below.

Therefore, the parties hereby agree as follows:

Provisions

1. **The Line of Credit**. The Investors and the Company will make the arrangements, pledge the assets, and sign the documents required to obtain two equal revolving line of credit loans for the Company with Merrill Lynch, each in the amount of Two Hundred Thousand Dollars ($200,000.00), hereinafter individually referred to as a "Loan Account" and collectively referred to as the "Loan", which Loan shall be in the amount of Four Hundred Thousand Dollars ($400,000.00) and will carry a variable interest rate tied to LIBOR. The Company shall sign any and all documents reasonably required to establish the account in the Company's name and to establish the Company as the primary obligor on the Loan.

2. **Use of the Line of Credit**. The Company shall be obligated to meet all of the obligations under the Loan on time and in full. The Company shall use the proceeds from the Loan for the purpose of acquiring inventory and financing accounts receivable, and shall at all times draw advances on the Loan and make repayments of the Loan in equal 50/50 shares from and to each of the Loan Accounts so that at all times the amount owed on each of the Loan Accounts shall be substantially equal (i.e., within $10.00 of each other). All advances on the Loan shall be

Variable Rate Advances and the Company shall not take or create any Fixed Rates Advances or any Term Advances, as such terms are defined in the Merrill Lynch Loan Management Account Agreements, without the prior written consent of both of the Investors, which consent may be arbitrarily withheld. The Loan is to be secured by the grant of a security interest in favor of the Investors in all inventory, accounts receivable, and the proceeds thereof. At no time shall the Company permit the balance on the Loan to exceed the aggregate of the agreed values of the inventory, accounts receivable, and cash proceeds on hand, valued as provided herein. Inventory shall be valued at cost, provided that for product inventory manufactured overseas, the inventory shall be valued at cost for the first ninety (90) days after receipt in the Company's warehouse at 6117 Maxtown Road, Westerville, Ohio, at seventy-five percent (75%) of cost for the next succeeding sixty (60) days, at fifty percent (50%) for the next succeeding sixty (60) days, and at zero percent (0%) if held for more than two hundred ten (210) days after receipt in the Company's warehouse at 6117 Maxtown Road, Westerville, Ohio. The accounts receivable shall be valued at one hundred percent (100%) of their face value for ninety (90) days from the issuance of the invoice, at ninety percent (90%) of the face amount for the next succeeding thirty (30) days, at seventy percent (70%) for the next succeeding thirty (30) days, at fifty percent (50%) of the face amount during the next succeeding thirty (30) days, and at zero percent (0%) at such time as the invoice has been outstanding one hundred eighty (180) days from the date of the issuance of the invoice. Cash held in the deposit account subject to the Deposit Account Control Agreement referred to below, shall be valued at one hundred percent (100%) of the balance.

3. **Consideration for the Facilitation**. In consideration for the Investors' arranging for and securing the Loan, the Company agrees as follows:

(a) The Company shall, not less frequently than quarterly, pay to the Investors a fee calculated at an annual percentage rate of four percent (4%) of the outstanding balance on the Loan from time to time, utilizing for this purpose the same outstanding balance of the Loan as reported by Merrill Lynch in its calculation of interest accrued on the Loan for that same period;

(b) The Company shall sell to the Investors at a price of One Dollar ($1.00) per share that number of shares of

the Company's no par voting common stock so that, at the time of issuance, such shares shall represent twenty percent (20%) of the maximum number of no par voting common stock of the Company that would be issued and outstanding as of the time of such issuance if, immediately prior to such issuance to the Investors, all then currently outstanding options, warrants, or other rights to future issuance of the Company's shares, including any options to be granted in accordance with this Agreement, had been exercised in full and all such shares had been duly issued, regardless of whether or not any conditions required for the issuance of said shares had been met. Based upon the representations and warranties set forth below, the number of said shares to be sold and issued to each of the Investors is two hundred ninety-two (292), for a total of five hundred eighty-four (584);

(c) The Company shall pay the legal fees reasonably incurred by the Investors in preparing this Agreement; and

(d) In the event that the Investors are ever called upon to cover any default by the Company under the Loan, the Company shall reimburse the Investors for any amount paid by them to Merrill Lynch or any amount in reasonable costs of collection, including attorney fees incurred to enforce the Investors' rights under this Agreement, plus interest, from the date the amount is paid or the cost is incurred, at an annual rate equal to the rate applicable under the Loan, plus ten (10) percentage points.

4. **Security Agreement**. The Company does hereby grant, for valuable consideration, the receipt of which is hereby acknowledged, to the Investors, a first priority security interest in all inventory, accounts receivable, and proceeds therefrom, including without limitation, those proceeds held in the deposit account covered by the Deposit Account Control Agreement referred to herein (hereinafter collectively referred to as the "Collateral"), to secure payment of the Company's obligations set forth in this Agreement, and also any and all liabilities now existing or hereafter arising, absolute or contingent, due or to become due, including all costs and expenses incurred in the collection of indebtedness arising out of the obligations under this Agreement and all future advances

made by the Investors for taxes levied, insurance and repairs to or maintenance of the Collateral.

(a) The Collateral is to be used by the Company for business purposes.

(b) The Collateral will be kept at 6117 Maxtown Road, Westerville, Ohio 43082. The Company will promptly notify Investors of any change in the location of the Collateral, and the Company will not remove the Collateral from the above location without the written consent of Investors.

(c) Except for the security interest granted herein, the Company is the owner of the Collateral free from any prior lien, security interest or encumbrance. The Company will defend the Collateral against all claims and demands of any and all persons at any time claiming the same or any interest therein.

(d) The Company will not sell, exchange, encumber, lease or otherwise dispose of any interest in the Collateral, other than the sale of inventory in the ordinary course of business, without the written consent of Investors, and will not permit any lien, security interest or encumbrance to attach to the Collateral.

(e) At the request of Investors, the Company will join with Investors in executing and filing one or more financing statements pursuant to the Ohio Uniform Commercial Code, in form satisfactory to Investors. The Company will pay the cost of filing such statements in all public offices where filing is deemed necessary by Investors.

(f) The Company will maintain the Collateral in good condition and repair; will maintain insurance on the Collateral against fire, theft, and such other hazards, in such form and amount as Investors may require, for the benefit of the Company and Investors, as their interests may appear; and will pay and discharge all taxes imposed on the Collateral.

(g) At its option, Investors may discharge taxes, liens or other encumbrances at any time levied or placed on the Collateral, pay for insurance on the Collateral, and

pay for the maintenance and preservation of the Collateral should the Company fail to do so. The Company agrees to reimburse Investors on demand for any payment so made and, until such reimbursement, the amount so paid by Investors shall be added to the principal amount of the indebtedness.

(h) Upon the happening of any of the following events or conditions: (a) default in the payment or performance of any of the obligations contained or referred to in this Agreement; (b) loss, theft, destruction, sale or encumbrance of or to the Collateral; (c) dissolution, termination of existence, insolvency, business failure, bankruptcy or insolvency of the Company; (d) any default under the terms hereunder, Investors may, at its option, declare the entire amount of the indebtedness then outstanding due and payable at once, and Investors shall have the rights and remedies of a secured party under the Ohio Uniform Commercial Code. The Company agrees, upon request of Investors, to assemble the Collateral, and to make it available at the Company's principal place of business. Any requirement of reasonable notice of any disposition of the Collateral shall be satisfied if such notice is mailed to the address of the Company shown in this Agreement at least seven (7) days before the time of such disposition. The Company shall be liable to Investors, and shall promptly pay, all expenses incurred by Investors (including reasonable attorney fees) as the result of a default by the Company of its obligations under this Agreement.

(i) No waiver by Investors of any default shall be effective unless in writing. No such waiver shall operate as a waiver of any other default or of the same default on a subsequent occasion. All rights of Investors hereunder shall inure to the benefit of the successors and assigns of Investors; and all obligations of the Company shall bind the successors and assigns of the Company. This Agreement constitutes the entire agreement between the parties.

5. **Deposit Account Pledge**. The Company agrees to establish a separate depository account in which to deposit the proceeds from the Collateral held as security pursuant to this Agreement. The account so established shall be subject to a Deposit Account Control Agreement to be entered into by and

among the Company, the Investors and the financial institution at which the deposit account is maintained. The agreement shall be substantially in the form set forth in Exhibit A attached hereto and hereby incorporated herein. The Company shall have thirty (30) days from the execution of this Agreement to establish the account and make the Deposit Account Control Agreement effective, and failure to do so within that period shall be deemed a default under this Agreement.

6. **Financial Oversight**. The Investors shall be provided with electronic access to monitor the deposit account pledged. The Company shall provide the Investors with weekly reports on the Company's sales and on the assets provided as security hereunder. The Company shall also provide the Investors with copies of all financial reports and, as requested, tax returns for the Company, as generated. The Investors shall also have the right, at any time, to review the books, records and accounts of the Company, either on their own or through a representative or representatives appointed by them. The Company shall cooperate in making all such books, records and accounts available at all times during regular business hours in form reviewable by the Investors or their representatives.

7. **Representations and Warranties of the Company**. To induce the Investors to enter into this Agreement, the Company promises that the following statements are, and will continue throughout the term of this Agreement to be, true:

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and is not required to be qualified as a foreign corporation in any state or jurisdiction, and the Company has all licenses and permits under applicable law to carry on its business as currently conducted;

(b) There is no litigation, claim, assessment, governmental investigation or other judicial or administrative proceeding of any kind whatsoever pending, or, to the knowledge of the Company, threatened against the Company, or any judgment, order, writ, injunction, or decree outstanding which could adversely affect the Company or the operation of its business, its business prospects or its property, including the Collateral;

(c) The making, signing and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement, and its grant of (x) a security interest hereunder in the Collateral, and (y) a lien on the Collateral: (i) will not, by the lapse of time, by the giving of notice, or on the basis of any other condition, (A) violate or be an event of default under any agreement to which the Company is a party or (B) result in the creation or imposition of any lien on any of the Company's assets, including the Collateral, except the security interest granted to the Investors hereunder; and (ii) do not require any consent or approval of any person;

(d) With respect to the financial statements delivered by the Company to the Investors on or before the date of this Agreement (collectively, the "Historical Financial Statements"), (i) historical compiled financial statements were in all respects fairly presented on the date they were supplied (other than the omission of footnotes), and (ii) unaudited, interim financial statements fairly presented the Company's financial condition and the results of the Company's operations for the periods covered by the applicable Historical Financial Statements. Since the date of the latest Historical Financial Statement delivered to the Investors, there has not been any material adverse change in the Company's financial condition, business, or operations;

(e) The Company has complied with, and is in compliance with, all applicable federal, state, and local laws, rules, regulations, and ordinances; and

(f) The Company's only capital stock consists of Three Thousand (3,000) authorized shares of voting no par common stock, of which One Thousand Nine Hundred Thirty-Four and Seven Tenths (1,934.7) shares are currently either outstanding or subject to issuance under all existing options, warrants, or other rights to obtain shares of such capital stock.

The Company's representations in this Agreement will be treated as being continuing representations, made by the Company with the same effect as though the representations and warranties had been made again on, and as of, each day of the term of this Agreement.

8. **Covenants**.

(a) **General Affirmative Covenants**. Until the Loan has been fully paid and satisfied and all of the Company obligations under this Agreement have been met, the Company will:

(i) **The Investors' Expenses**. Pay and, as applicable, reimburse the Investors for (i) all reasonable out-of-pocket expenses incurred by the Investors in connection with the negotiation and preparation of the Loan, the closing of the transactions contemplated by this Agreement, the administration of the Loan, and the enforcement of the Investors' rights under this Agreement, including the fees, expenses and disbursements of the Investors' counsel and (ii) all filing and recording fees and taxes payable in connection with the transactions contemplated by this Agreement;

(ii) **Further Actions**. Take (or cause to be taken) at any time and from time to time, on the Investors' request, any action and sign and deliver (or cause to be signed and delivered) any further documents that may be necessary or appropriate in the Investors' judgment to carry out the intent and purpose of this Agreement;

(iii) **Operation of Business**. Conduct its business in the usual, regular and ordinary course, and comply with all laws which may be applicable to the Company or the Company's business for which failure to comply could have a material adverse affect on the Company's financial condition, business, or property and maintain its corporate existence and remain in good standing under Ohio law, and in that regard, the Company will at all times maintain all licenses and permits under applicable law to carry on its business as currently conducted; and

(iv) **Notice of Default**. Give the Investors prompt notice of any (A) default under this Agreement; (B) litigation, claim, assessment, governmental investigation or other judicial or

administrative proceeding in which the Company is named as a defendant or the subject of an inquiry; or (C) material change in the Company's business prospects, financial or other condition, or operations.

(b) **General Negative Covenants**. Until the Loan has been fully paid and satisfied and all of the Company's obligations under this Agreement have been met, the Company will not:

(i) **No New Indebtedness**. Incur any indebtedness (including any guaranty) for borrowed money or from any other financing transaction, including a letter of credit other than: (A) the Company's obligations under this Agreement, (B) other indebtedness that (1) is not secured by any of the Collateral and (2) does not exceed the value of the Company's assets other than the Collateral, and (C) such other indebtedness that has been disclosed to the Investors and consented to by the Investors in writing, provided that no consent shall be required by the Investors if the Loan balance at no time exceeds the agreed values of the Collateral provided as security hereunder;

(ii) **No Fundamental Change**. Take any action to discontinue operations of the Company's ordinary business operations, to sell the assets needed to operate the Company's ordinary business, or to expose its assets to the risk or obligations of any other person or entity;

(iii) **No Dividends and Distributions**. (A) declare or pay any dividend or distributions on its capital stock (including any return of capital), (B) make any payments of any kind to its shareholders (including debt repayments, payments for goods or services or otherwise, but excluding ordinary salary payments and sales commissions to its shareholders employed by the Company in the ordinary course of the Company's business), or (C) redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, any of its shareholders; *provided* that the

Company may make distributions to the Company's shareholders ("Allowed Tax Distributions") so that such shareholders may satisfy their federal, state and local income tax liabilities, at the Maximum Tax Rate, on the taxable income of the Company ("Taxable Income") passed through to them under Subchapter S of the Internal Revenue Code of 1986, as amended ("Tax Code") so long as (1) after giving effect to such distribution, it would not cause the aggregate of all Allowed Tax Distributions paid by the Company for such calendar year to exceed the actual income tax liabilities of the Company's shareholders on the Taxable Income passed through to them for such calendar year, all as shown on the Company's income tax returns, (2) the Company has made, and continues to have, a valid S election under the Tax Code, and (3) no Event of Default has occurred and is continuing. "Maximum Tax Rate" means, as of any applicable date of determination, the rate (expressed as a percentage) which is the then maximum, combined effective federal, state, and local tax rate applicable to the Company's shareholders; and

(iv) **No Security Interests**. The Company shall neither (A) grant any security interests that affect the Collateral to any person other than the Investors, nor (B) enter into any agreement affecting the Company's right to grant the Investors a security interest in the Collateral.

9. **Management Agreements**. As additional consideration to the Investors, the Company agrees to grant additional stock options at a price of Six Hundred Sixty-Five Dollars ($665.00) per share to three (3) key employees as follows:

Ken McCaw	-	120 shares
Marvin Clamme	-	120 shares
Mark Luden	-	160 shares

The Company and the Shareholders signing below also agree to work towards the election of an independent Board of Directors, only one member of which shall be an employee or officer of the Company. The Company hereby grants observation rights to the Investors or their designees, at all official meetings of the

Company's Board of Directors. The Company will provide the Investors with ample notice of such meetings.

10. **Shareholders**. The undersigned Shareholders of the Company are signing this Agreement for the sole purpose of indicating their agreement to cause their shares to be voted so as to meet the obligations created pursuant to §9 of this Agreement.

11. **Investors Interests**. The Investors are participating in this Agreement in equal shares. Each of the Investors is providing sufficient pledged assets to secure one-half (1/2) of the balance of the Loan, which is the maximum obligation for each Investor. In the event that any payment obligation arises or any collection activity is required, the Investors shall participate equally in the obligations, costs, and amounts collected. The interests of the Investors hereunder shall pass to their heirs, successors and assigns, and the obligation of the Company shall be binding upon all successors and assigns, provided that no assignment shall be permitted by the Company without the prior written consent of the Investors, which consent may be arbitrarily withheld.

12. **Contingencies; Term of Loan**. This Agreement is contingent upon and shall not become effective until the Company has delivered to the Investors a Subordination Agreement from the State of Ohio and a Second Amendment to Loan Agreement from Thelma G. Gault, both to be in formats acceptable to the Investors. The Loan shall be for a term of one (1) year from the date the proceeds become accessible through Merrill Lynch. By the end of the term, the Company shall have paid all amounts due under the Loan. In the event that the Company fails to timely pay all amounts due under the Loan, the Investors may proceed together or separately to exercise all of the rights granted hereunder, provided that all proceeds, after recovery of reasonable collection costs shall be shared equally unless one of the Investors has chosen to extend the term or waive the conditions hereof as to that Investor. The Company may, at any time, choose to repay the Loan in full and close the Loan account, in which case the ongoing obligations hereunder related to the maintenance of the Loan account shall terminate and Investors shall release their security interests and cancel The Deposit Account Control Agreement.

13. **Miscellaneous**. This Agreement is entered into in the State of Ohio. All questions concerning the validity, meaning or interpretation of this Agreement, as well as questions

relating to performance or breach thereunder, shall be interpreted and resolved in accordance with the laws of the State of Ohio. This contract contains the entire agreement of the parties and shall be binding upon the parties, their heirs, successors and assigns. The paragraph headings are for convenience only and do not limit any of the provisions. Neither this Agreement, nor any provision herein, may be changed, waived, discharged or terminated except in writing, executed by the Company and the Investors. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement shall not be affected thereby. In lieu of such clause or provision held to be illegal, invalid or unenforceable, there shall be added as part of this Agreement a clause or provision as similar in terms as possible that shall be legal, valid and enforceable. Time is of the essence as to all matters herein.

14. **Warranty of Attorney**. If any default hereunder is not cured within ten (10) days after it occurs, the Company hereby authorizes any attorney at law, including, but not limited to, an attorney who represents either or both of the Investors, to appear for any or all of them in any court of record in the State of Ohio or any other state or territory of the United States or elsewhere where a judgment may be obtained hereon, at any time when such default is not cured, and waive the issuance and service of process and confess judgment against any or all of them and any endorsers or guarantors hereof, in favor of the Investors, for the entire amount then appearing due hereunder, together with costs of suit and reasonable attorneys' fees, and thereupon to release all errors and waive all rights of new trial, appeal, and stay of execution. The Company hereby waives any conflict of interest with regard to the attorney who confesses judgment against the Company pursuant to this warrant of attorney and also hereby consents to such attorney receiving a legal fee from the Investors for confessing judgment. The Company acknowledges that this Agreement does not arise out of a consumer loan or consumer transaction.

IN WITNESS WHEREOF, the parties have hereunto set their hands to this Agreement on this 9th day of March, 2009.

WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIM YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

The Guitammer Company

By: Mark A. Luden
Mark Luden, President

Walter J. Doyle, Trustee
By: Christopher S. Doyle, POA
Walter J. Doyle, Trustee

Francine I. Jacobs, Trustee
Francine I. Jacobs, Trustee

SHAREHOLDERS' AGREEMENT

The undersigned shareholders of the Company hereby agree that they shall cause their shares to be voted so as to meet the obligations created pursuant to §9 of the Agreement. As an additional inducement to the Investors, each Shareholder agrees not to transfer any share of the Company during the term of the Loan.

Ken McCaw

Marvin Clamme

Mark Luden

Gerald S. Jacobs

EXHIBIT A